AMENDMENT NO. 4

TO

RESOURCE HOLDINGS, INC.

PROMISSORY NOTE

This Amendment No. 4 to Promissory Note (the “Amendment”) is dated as of the 29th day of May, 2012, and is by and between _________________ (the “Holder”) and RESOURCE HOLDINGS, INC., a Nevada corporation (the “Borrower”).

WHEREAS, the Holder and the Borrower are parties to that certain Promissory Note dated _________________ (as amended or otherwise modified from time to time, the “Note”; capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Note);

WHEREAS, pursuant to Amendment No. 1 to Promissory Note, dated as of November 23, 2010, Amendment No. 2 to Promissory Note dated as of June 1, 2011, and Amendment No. 3 to Promissory Note dated as of March 21, 2012, the Borrower and the Holder extended the final maturity date of the Note to May 30, 2012; and

WHEREAS, the Borrower has requested that the final maturity date of the Note be extended from May 30, 2012 to September 30, 2012 and that the interest rate of the Note be increased from 10% per annum to 15% per annum effective May 31, 2012.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Holder and the Borrower hereby agree to amend the first paragraph of the Note as follows:

“FOR VALUE RECEIVED, RESOURCE HOLDINGS, INC., a Nevada corporation (herein called the “Company”), hereby promises to pay to _______________, with an address at _________________, _________________, or its assigns (together, herein called the “Holder”), (A) on the earlier of (i) the date on which the Company consummates one or more offerings of debt or equity securities with aggregate net proceeds to the Company of at least Ten Million Dollars ($10,000,000), or (ii) August 31, 2011 (the earlier of (i) or (ii), the “Initial Principal Payment Date”) the principal sum of _______________ Dollars and 00/100 ($________________) and (B) September 30, 2012, the principal sum of _________________Dollars and 00/100 ($_________________), together with interest upon the principal hereof at the rate of 10% per annum to and including May 30, 2012, and at the rate of 15% per annum thereafter. Interest on this Note shall accrue on the outstanding principal amount on this Note from the date of issuance until the date of repayment of the principal and payment of accrued interest in full. Interest shall be calculated on the basis of a 365 day year and shall be payable at final maturity. Payments hereunder shall be made at such place as the holder hereof shall designate to the undersigned, in writing, in lawful money of the United States of America. Any payment which becomes due on a Saturday, Sunday or legal holiday shall be payable on the next business day. This Note was issued pursuant to that certain Subscription Agreement, dated _________________, between the Company and the Holder (the “Subscription Agreement”).

IN WITNESS WHEREOF, this Amendment has been executed as of, and is effective as of, the day and year first written above.

Resource Holdings, Inc., as Borrower

By:_________________________________
Name: Michael Campbell
Title: Chief Executive Officer

By:_________________________________
____________________, as Holder